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                                                                    EXHIBIT 5.1

                              PALMER & DODGE LLP
                               ONE BEACON STREET
                          BOSTON, MASSACHUSETTS 02108

TELEPHONE: (617) 573-0100                             FACSIMILE: (617) 227-4420

                            September 4, 1997

Spacetec IMC Corporation
The Boott Mill
100 Foot of John Street
Lowell, MA 01852

Ladies and Gentlemen:

  We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Spacetec IMC Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 1,133,332 shares of the Company's Common Stock, $0.01 par value per share (the "Shares") for resale by certain stockholders of the Company listed therein.

  We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and that the Shares have been validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.

                                          Very truly yours,

                                          /s/ Palmer & Dodge LLP
                                          Palmer & Dodge LLP